EXHIBIT 99.1


Contact: Raiford Garrabrant
         Director, Investor Relations
         Cree, Inc.
         raiford_garrabrant@cree.com
         (T) 919-313-5397
         (F) 919-313-5615


            CREE ANNOUNCES RESIGNATION OF ITS CHIEF FINANCIAL OFFICER

Durham, NC, August 11, 2005 -- Cree, Inc. (Nasdaq: CREE) announced today that Cynthia B. Merrell, who has served as the company's Chief Financial Officer and Treasurer since 1998, has submitted her resignation to the company. The resignation will be effective when a successor CFO takes office but not later than mid-February 2006. Ms. Merrell has agreed to assist in the transition to a new CFO.

"It was a difficult decision to leave Cree as I have truly enjoyed both professionally and personally almost nine years with the company. However, due to the changes in the public corporate environment in recent years and my desire to spend more time with my family, I have decided to pursue new challenges for the next part of my career," Ms. Merrell stated. "With the completion of the first assessment of our internal controls under section 404 of the Sarbanes-Oxley law of 2002 and the dismissal of the securities lawsuit last week, I believe that the timing of my resignation is appropriate as the company is well positioned for it's next phase of growth."

Commenting on Ms. Merrell's resignation, Chuck Swoboda, Cree's Chairman and CEO, stated, "Cindy has been an important part of Cree's growth and success over the last nine years and she has helped position Cree for continued success. We wish her well in her future endeavors."

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The products include blue and green light emitting diodes (LEDs), packaged LEDs, power switching devices and radio frequency (RF) and microwave devices. The company is currently developing near ultraviolet lasers. Target applications for the company's products include solid-state illumination and backlighting, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For additional information regarding Cree, please visit www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated, including uncertainty regarding the timing and outcome of its search for a new CFO, and other factors discussed in Cree's filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 27, 2004, and subsequent filings.

Cree and the Cree logo are registered trademarks of Cree, Inc.